UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2008

China Solar & Clean Energy Solutions, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-12561	95-3819300
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Building 3 No. 28, Feng Tai North Road, Beijing China, 100071
(Address of principal executive offices, including zip code)

+86-10-63850516
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On March 25, 2008, Beijing Deli Solar Technology Development Co., Ltd., our wholly-owned subsidiary (“Deli Solar (Beijing)”), entered into a supplementary agreement to the equity purchase agreement and a complimentary agreement which has been entered into on January 9, 2008, with Shenzhen PengSangPu Solar Industrial Products Corporation (“SZPSP”) and its shareholders. The closing occurred effective March 31, 2008. The supplementary agreement amends and supplements the equity purchase and complimentary agreement in the manner set forth below. The terms of the equity purchase agreement and the complimentary agreement are described in a current report on Form 8-K dated January 15, 2008.

Amended Cash Purchase Price: Under the supplementary agreement, after an appraisal of SZPSP, the parties agreed to an amended cash purchase price of RMB 28.8 million ($4,087,832) for the net assets of SZPSP, which shall be paid by us before the end of year 2008.

Amended Stock Purchase Price: Under the supplementary agreement we will issue a total of 1,419,729 shares of our common stock to the shareholders of SZPSP, in consideration of SZPSP’s intangible assets, the appraisal value of which has been agreed to be $RMB 20 million.

Warrant Purchase Price: In addition, the supplementary agreement also provided that the shareholders of SZPSP will receive five year warrants to purchase a total of 141,973 shares of our common stock at an exercise price of $2.50 per share, subject to future adjustments (the “Warrants”).

Unless otherwise stated in the supplementary agreement, the provisions of the equity purchase agreement and the complementary agreement, both of which were entered into on January 9, 2008, remain in full effect.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits.

The following are filed as exhibits to this report:

Exhibit No.	Description
Exhibit 1.1
Supplementary Agreement to the Equity Purchase Agreement, by and among, Beijing Deli Solar Technology Development Co. Ltd., Shenzhen PengSangPu Solar Industrial Products Corporation and its shareholders named therein, dated as of March 25, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Solar & Clean Energy Solutions, Inc. (Registrant)

Date: March 31, 2008	By:	/s/ Deli Du
Deli Du President and Chief Executive Officer